                                                                    Exhibit 99.4

                            GRANT, BARGAIN AND SALE DEED

       FOR ONE DOLLAR ($1.00) AND OTHER CONSIDERATION NOT SET FORTH HEREIN, receipt of which is hereby acknowledge, UNION OIL COMPANY OF CALIFORNIA, a California corporation, dba UNOCAL, ("Grantor"), does hereby grant bargain sell and convey to SPEAKEASY GAMING OF LAS VEGAS, INC., a Nevada corporation, ("Grantee"), the following described real property (the "Property") in the City of Las Vegas, County of Clark, State of Nevada:

       PER ATTACHED EXHIBIT "A" WHICH HEREBY BECOME A PART HEREOF.

together with all tenements, hereditaments and appurtenances thereto belonging.

       SUBJECT TO (i) any and all existing building and use restrictions, easements, rights-of-way, conditions, covenants, restrictions, reservations. liens, encumbrances, exceptions and other matters of record, (ii) that certain Agreement and Declaration of Covenants, Conditions, Restrictions, Waiver and Release entered into by and between Grantor and Grantee and recorded contemporaneously herewith, (iii) all matters apparent from an inspection of the Property or which a current, accurate survey of the Property would disclose (including but not limited to encroachments, overlaps or boundary line disputes; and (iv) all general and special taxes and assessments which are a lien not yet due and payable.

       IN WITNESS WHEREOF, said corporation has caused its corporate name and seal to be affixed hereto and this instrument to be executed by the following authorized officials.


Dated:    October 29, 1998



                                          UNION OIL COMPANY OF CALIFORNIA,
                                          a California corporation
                                          dba UNOCAL


                                          By:  /s/ L.N. Weiss
                                             -----------------------------------
                                                   L.N. WEISS, GENERAL MANAGER
                                                   ASSET MANAGEMENT GROUP


                                          ATTEST:  /s/ George F. Wirzbicki
                                                 -------------------------------
                                                   George F. Wirzbicki
                                                   Assistant Secretary



                     Attach Appropriate Notary Acknowledgements

                            ALL PURPOSE ACKNOWLEDGEMENT

STATE OF CALIFORNIA         )
                            ) SS.
COUNTY OF ORANGE            )


On October 29, 1998, before me, Aurora N. Legaspi, a Notary Public, personally appeared Luis N. Weiss aka L. N. Weiss and George F. Wirzbicki personally known to me to be the person(s) whose name(s) are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacity(ies), and that by their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.


Witness my hand and official seal.



/s/ Aurora N. Legaspi
----------------------------------------
       Notary's Signature

--------------------------------------------------------------------------------
ATTENTION NOTARY:   Although the information requested below is optional, it
                    could prevent fraudulent attachment of this certificate to unauthorized document.

THIS CERTIFICATE    Title or type of Document:  Grant, Bargain and Sale Deed
MUST BE ATTACHED    (SS #6484)
TO THE DOCUMENT
DESCRIBED AT RIGHT  Number of Pages:  3  Date of Document October 29, 1998

                    Capacity of Signers: General Manager and Assistant Secretary

                    Signer Represents:   Union Oil Company of California

                    Signer(s) Other Than Names Above:
                                                      ---------------------

                                    EXHIBIT "A"

                                 LEGAL DESCRIPTION

The land referred to herein is situated in the City of Las Vegas, County of Clark, State of Nevada known as Assessor's Parcel Nos. 139-11-185-003 and 139-11-815-004 and more particularly described as follows:

A portion of Lots Eleven (11) and Twelve (12), Block "B", Highland Industrial Tract No. 1, as recorded in Book 4, Page 95, in the Office of the County recorder of Clark County, Nevada, being situate in a portion of the Southeast Quarter (SE 1/4) of Section 11, township 20 South, range 61 East, M.D.B. & M., more particularly described as follows:

BEGINNING at the most Easterly corner of said Lot 11;

Thence South 30DEG. 34' 44" West, along the Easterly line of said Lot 11, a distance of 102.21 feet to a point of intersection with the right-of-way line of Cheyenne Avenue, said point further described as bearing North 30DEG. 34' 44" East, a distance of 14.52 feet from the Northerly P.C. of said Lot 11;

Thence North 80DEG. 30' 17" West, along the aforesaid right-of-way line of Cheyenne Avenue, a distance of 150.00 feet to a point;

Thence North 30DEG. 34' 44" east, along a line parallel with the said East line of Lot 11, a distance of 203.96 feet to a point;

Thence South 59DEG. 25' 16" East, at right angles to the said East line of Lot 11, a distance of 139.96 feet to a point of intersection with the Northerly prolongation of the said East line of Lot 11, said point further described as being situate on the East line of the aforesaid Lot 12;

Thence South 30DEG. 34' 44" West, along the said East line of Lot 12, a distance of 47.79 feet to the Point of Beginning.

EXCEPTING THEREFROM, the following described property which has been dedicated as a right-of-way.

COMMENCING at the most Easterly corner of Lot Eleven (11), Block "B" Highland Industrial Tract No. 1, as recorded in Book 4 of Plats, Page 95, in the Office of the County Recorder, Clark County, Nevada;

Thence South 30DEG. 34' 44" West along the Easterly line of said Lot 11, a distance of 85.05 feet to the TRUE POINT OF BEGINNING;

                              (CONTINUED ON NEXT PAGE)

                                    EXHIBIT "A"

                                 LEGAL DESCRIPTION

                                    (CONTINUED)

Said point further described as bearing North 30DEG.  34' 44" East a distance of
17.16 feet from the intersection of the right-of-way line of Cheyenne Avenue with the said Easterly line of Lot 11; Thence continuing South 30DEG. 34' 44" West along the said easterly line of Lot 11, a distance of 17.16 feet to the aforementioned point of intersection with the right-of-way line of Cheyenne Avenue;

Thence North 80DEG. 30' 17" West along said right-of-way line of Cheyenne Avenue, a distance of 17.16 feet to a point;

Thence from a tangent bearing South 80DEG. 30' 17" East along a curve concave to the Northwest, having a radius of 25.00 feet and subtending a central angle of 68DEG. 54' 59" an arc length distance of 30.07 feet to a point of tangency, said point being the TRUE POINT OF BEGINNING.

EXCEPT a one-half (1/2) interest in and to all crude oil, gas, brea, asphaltum and kindred substances, as reserved by Harry Edward hazard, a married man; and Evan Wayne McLeod, a married man, in that certain Deed recorded March 3, 1954, in Book 3, as Document No. 4448 of Official Records, Clark County, Nevada records.

Said Property is also described as follows:

Beginning at the most Easterly corner of said Lot 11; Thence South 30DEG. 35' 16" West along the Easterly line of said Lot 11, a distance of 85.25 feet to a point on a curve concave Northwesterly; Thence Southwest along said curve have a radius of 25.00 feet and subtending a central angel of 68DEG. 59' 42" an arc length of 30.10 feet; thence North 80DEG. 25' 02" West, along the Northerly right-of-way of Cheyenne Avenue, a distance of 132.74 feet; Thence North 30DEG. 35' 16" East a distance of 203.89 feet; Thence South 59DEG. 24' 44" East a distance of 139.96 feet; thence South 30DEG. 35' 16" West a distance of 47.72 feet to the point of beginning.